                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

                             ASM INTERNATIONAL N.V.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Ordinary Shares, Par Value NLG 0.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    N0704510
                         ------------------------------
                                 (CUSIP Number)


                                 October 1, 1999
                                 ---------------
                      (Date of Event which Requires Filing
                               of this Statement)


                Check the appropriate box to designate the rule
                   pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 pages

------------------                                            ------------------
CUSIP No. N0704510                    13G                     Page 2 of 14 Pages
------------------                                            ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           The Palladin Group L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,237,957
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,237,957
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,237,957
---------- ---------------------------------------------------------------------
       10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN, IA
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 14 pages

------------------                                            ------------------
CUSIP No. N0704510                    13G                     Page 3 of 14 Pages
------------------                                            ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Halifax Fund, L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,237,957
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,237,957
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,138,832
---------- ---------------------------------------------------------------------
       10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [X]

           Excludes shares owned by The Gleneagles Fund Company, Palladin Overseas Fund Limited, Palladin Partners I, L.P. and Lancer Securities (Cayman) Limited
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.8%

---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 14 pages

------------------                                            ------------------
CUSIP No. N0704510                    13G                     Page 4 of 14 Pages
------------------                                            ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           The Gleneagles Fund Company
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,237,957
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,237,957
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           378,105
---------- ---------------------------------------------------------------------
       10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           Excludes shares owned by Halifax Fund, L.P., Palladin Overseas Fund Limited, Palladin Partners I, L.P. and Lancer Securities (Cayman) Limited

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.9%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 14 pages

------------------                                            ------------------
CUSIP No. N0704510                    13G                     Page 5 of 14 Pages
------------------                                            ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Palladin Overseas Fund Limited
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,237,957
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,237,957
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           200,358
---------- ---------------------------------------------------------------------
       10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           Excludes shares owned by Halifax Fund, L.P., The Gleneagles Fund Company, Palladin Partners I, L.P. and Lancer Securities (Cayman) Limited

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 14 pages

------------------                                            ------------------
CUSIP No. N0704510                    13G                     Page 6 of 14 Pages
------------------                                            ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Palladin Partners I, L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,237,957
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,237,957
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           194,219
---------- ---------------------------------------------------------------------
       10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           Excludes shares owned by Halifax Fund, L.P., The Gleneagles Fund Company, Palladin Overseas Fund Limited and Lancer
           Securities (Cayman) Limited

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 6 of 14 pages

------------------                                            ------------------
CUSIP No. N0704510                    13G                     Page 7 of 14 Pages
------------------                                            ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Lancer Securities (Cayman) Limited
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION


           Cayman Islands
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,237,957
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,237,957
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           326,443
---------- ---------------------------------------------------------------------
       10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           Excludes shares owned by Halifax Fund, L.P., The Gleneagles Fund Company, Palladin Overseas Fund Limited and Palladin Partners I, L.P.

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.8%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 7 of 14 pages

Item 1(a)           Name of Issuer:
                    ---------------
                    ASM International N.V. (the "Issuer")

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    ------------------------------------------------
                    Jan van Eycklaan 10
                    3723 BC Bilthoven
                    The Netherlands

Items 2(a)          Name of Person Filing:
                    ----------------------
                    This statement is being filed by and on
                    behalf of:

                     (i)        The Palladin Group L.P.;
                     (ii)       Halifax Fund, L.P.;
                     (iii)      The Gleneagles Fund Company;
                     (iv)       Palladin Overseas Fund Limited;
                     (v)        Palladin Partners I, L.P.; and
                     (vi)       Lancer Securities (Cayman) Limited.

Item 2(b)           Address of Principal Business Office:
                    -------------------------------------
                    (i) The principal business address of The Palladin Group L.P. is 195 Maplewood Avenue, Maplewood, New Jersey 07040;

                    (ii) The principal business address of Halifax Fund, L.P. is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands;

                    (iii) The principal business address of The Gleneagles Fund Company is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands;

                    (iv) The principal business address of Palladin Overseas Fund Limited is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands;

                    (v) The principal business address of Palladin Partners I, L.P. is c/o The Palladin Group L.P., 195 Maplewood Avenue, Maplewood, New Jersey 07040; and


                               Page 8 of 14 pages

                    (vi) The principal business address of Lancer Securities (Cayman) Limited is c/o The Palladin Group L.P., 195 Maplewood Avenue, Maplewood, New Jersey 07040.

Item 2(c)           Citizenship:
                    ------------
                     (i) The Palladin Group L.P. is a Texas limited partnership;

                     (ii) Halifax Fund, L.P. is a Cayman Islands limited partnership;

                     (iii) The Gleneagles Fund Company is a Cayman Islands
                           company;

                     (iv) Palladin Overseas Fund Limited is a Cayman Islands company;

                     (v) Palladin Partners I, L.P. is a Delaware limited partnership; and

                     (vi) Lancer Securities (Cayman) Limited is a Cayman Islands company.

Item 2(d)           Title of Class of Securities:
                    -----------------------------
                    Ordinary Shares, par value NLG 0.01 per share (the "Shares")

Item 2(e)           CUSIP Number:
                    -------------
                    N0704510

Item 3              Not Applicable

Item 4              Ownership:
                    ----------
Item 4(a)           Amount Beneficially Owned:
                    --------------------------

                    (i) As of the date hereof, The Palladin Group L.P. may be deemed to beneficially own 2,237,957 Shares by virtue of its role as an investment adviser for Halifax Fund, L.P., The Gleneagles Fund Company, Palladin Overseas Fund Limited, Palladin Partners I, L.P. and Lancer Securities (Cayman) Limited (collectively, the "Investors"). As investment adviser, The Palladin Group L.P. exercises investment and voting control over the Shares owned by each Investor.

                    (ii) Halifax Fund, L.P. beneficially owns 1,138,832 Shares, and disclaims beneficial


                               Page 9 of 14 pages
                    ownership with respect to the Shares owned by the other Investors;

                    (iii) The Gleneagles Fund Company beneficially owns 378,105 Shares, and disclaims beneficial ownership with respect to the Shares owned by the other Investors;

                    (iv) Palladin Overseas Fund Limited beneficially owns 200,358 Shares, and disclaims beneficial ownership with respect to the Shares owned by the other Investors;

                    (v) Palladin Partners I, L.P. beneficially owns 194,219 Shares, and disclaims beneficial ownership with respect to the Shares owned by the other Investors; and

                    (vi) Lancer Securities (Cayman Limited) beneficially owns 326,443 Shares, and disclaims beneficial ownership with respect to the Shares owned by the other Investors.

Item 4(b)           Percent of Class:
                    -----------------
                    (i) The number of Shares with respect to which The Palladin Group L.P. may be deemed to be the beneficial owner constitutes 5.6% of the total number of Shares outstanding;

                    (ii) The number of Shares with respect to which Halifax Fund, L.P. may be deemed to be the beneficial owner constitutes 2.8% of the total number of Shares outstanding(1);

                    (iii) The number of Shares with respect to which The Gleneagles Fund Company may be deemed to be the beneficial owner constitutes 0.9% of the total number of Shares outstanding(1);

                    (iv) The number of Shares with respect to which Palladin Overseas Fund Limited may be deemed to be the beneficial owner constitutes 0.5% of the total number of Shares outstanding(1);

                    (v) The number of Shares with respect to which Palladin Partners I, L.P. may be deemed to be the beneficial owner constitutes 0.5% of the total number of Shares outstanding(1); and

----------
(1) Excludes Shares owned by the other Investors.


                              Page 10 of 14 pages

                    (vi) The number of Shares with respect to which Lancer Securities (Cayman) Limited may be deemed to be the beneficial owner constitutes 0.8% of the total number of Shares outstanding1.

Item 4(c)           Number of shares as to which such person has:
                    ---------------------------------------------
                    (i) Sole power to vote or direct the vote and to dispose or direct the disposition of:

                    The Palladin Group L.P.:  0
                    Halifax Fund, L.P.:  0
                    The Gleneagles Fund Company:  0
                    Palladin Overseas Fund Limited:  0
                    Palladin Partners I, L.P.:  0
                    Lancer Securities (Cayman) Limited:  0

                    (ii) Shared power to vote or direct the vote and to dispose or direct the disposition of:

                    The Palladin Group L.P.: 2,237,957. The Palladin Group L.P. acts as investment adviser for the Investors and exercises voting and dispositive control with respect to the Shares owned by each Investor.

                    Each of the Investors may be considered to share the power to vote or direct the vote and to dispose or direct the disposition of 2,237,957 Shares by virtue of common ownership and management of the Investors.


                              Page 11 of 14 pages

Item 5              Ownership of Five Percent or Less of a Class:
                    ---------------------------------------------

                         If this statement is being filed to report the fact
                    that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    -------
                    No other person other than The Palladin Group, L.P. or the Investors is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds of sale of the Shares. None of the Investors owns 5% or more of the outstanding Shares.

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    ------------------------------------------
                    Not Applicable

Item 8              Identification and Classification of Members
                    --------------------------------------------
                    of the Group:
                    -------------
                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    -------------------------------
                    Not Applicable

Item 10             Certification:
                    --------------
                    By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 12 of 14 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2000

THE PALLADIN GROUP L.P.


By: /s/ Jeffrey E. Devers
    ------------------------------
        Jeffrey E. Devers

HALIFAX FUND, L.P.,

By:  The Palladin Group
     L.P., as Investment
     Manager

By: /s/ Jeffrey E. Devers
    ------------------------------
        Jeffrey E. Devers

THE GLENEAGLES FUND COMPANY

By:  The Palladin Group
     L.P., as Investment
     Manager

By: /s/ Jeffrey E. Devers
    ------------------------------
        Jeffrey E. Devers

PALLADIN OVERSEAS FUND LIMITED,

By:  The Palladin Group
     L.P., as Investment
     Manager

By: /s/ Jeffrey E. Devers
    ------------------------------
        Jeffrey E. Devers

PALLADIN PARTNERS I, L.P.

By:  Palladin Asset Management, LLC

By: /s/ Jeffrey E. Devers
    ------------------------------
        Jeffrey E. Devers


                              Page 13 of 14 pages

LANCER SECURITIES (CAYMAN LIMITED)

By:  The Palladin Group
     L.P., as Investment
     Manager

By: /s/ Jeffrey E. Devers
    ------------------------------
        Jeffrey E. Devers


                              Page 14 of 14 pages